SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.






                                 Amendment No. 1

                                   FORM U5S/A


                                  ANNUAL REPORT
                  For the Fiscal Year Ended September 30, 1999





                              Filed Pursuant to the
                   Public Utility Holding Company Act of 1935



                                       by



                            National Fuel Gas Company
                     10 Lafayette Square, Buffalo, NY 14203

EXHIBITS

     A. *(1) Annual Report on Form 10-K for fiscal year ended September 30, 1999 filed December 21, 1999 (File No. 1-3880).

          (2) National Fuel Gas Company 1999 Annual Report to Shareholders (paper copy submitted under cover of Form SE).

         *(3) National Fuel Gas Company Proxy Statement, dated and filed January 14, 2000 (File No. 1-03880).

   B.    Articles of Incorporation, By-Laws and Partnership Agreements.

          (1)  National Fuel Gas Company

               *i RestatedCertificate of Incorporation of National Fuel Gas Company, dated September 21, 1998 (Exhibit 3.1, Form 10-K for fiscal year ended September 30, 1998 in File No. 1-3880).

              *ii National Fuel Gas Company By-Laws as amended on September 16, 1999 (Exhibit 3.1, Form 10-K for the fiscal year ended September 30, 1999 in File No. 1-3880).

          (2)  National Fuel Gas Distribution Corporation

                i By-Laws, as amended March 11, 1998. Designated as Exhibit EX-99-1 for EDGAR purposes.

              *ii Restated Certificate of Incorporation of National Fuel Gas Distribution Corporation, dated May 9, 1988 (Exhibit B-1 in File No. 70-7478).

          (3)  National Fuel Gas Supply Corporation

               *i By-Laws, as amended (Exhibit (3)i, Form U5S for fiscal year ended September 30, 1989).

              *ii Articles of Incorporation of United Natural Gas Company, dated February 1, 1886 (Exhibit (3)ii, Form U5S for fiscal year ended September 30, 1984).



*  Incorporated herein by reference as indicated.

             *iii Certificate of Merger and Consolidation dated January 2, 1951 (Exhibit (3)iii, Form U5S for fiscal year ended September 30, 1984).

              *iv Joint Agreement and Plan of Merger, dated June 18, 1974 (Exhibit (3)iv, Form U5S for fiscal year ended September 30,
                    1987).

               *v Certificate of Merger and Plan of Merger of Penn-York Energy Corporation and National Fuel Gas Supply Corporation dated April 1, 1994 (Exhibit (3)v, designated as Exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994).

          (4)  Leidy Hub, Inc. (Formerly Enerop Corporation)

               *i   By-Laws (Exhibit A-15, File No. 70-7478).

               ii Restated Certificate of Incorporation of Enerop Corporation dated October 15, 1993. Designated as Exhibit Ex-99-2 for EDGAR purposes.

             *iii Action by Board of Directors to amend the By-Laws dated October 10, 1993 (Exhibit (4)iii, designated as Exhibit EX-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1993).

              *iv Partnership Agreement between Leidy Hub, Inc. and Hub Services, Inc. dated September 1, 1994 (Exhibit (4)iv, designated as Exhibit EX-99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994).

               *v Ellisburg-Leidy Northeast Hub Company Admission Agreement dated June 12, 1995 (Exhibit (4)v, designated as Exhibit EX-99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995).






* Incorporated herein by reference as indicated.

              *vi Letter Agreement between Leidy Hub, Inc. and Hub Services, Inc. dated June 12, 1995 (Exhibit (4)vi, designated as Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995).

             *vii Consent and waiver by Leidy Hub, Inc. dated June 12, 1995 (Exhibit (4)vii, designated as Exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                    1995).

          (5)  Seneca Resources Corporation

               *i By-Laws, as amended (Exhibit (5)i, Form U5S for fiscal year ended September 30, 1989).

              *ii Articles of Incorporation of Mars Natural Gas Company dated March 29, 1913 (Exhibit (5)ii, Form U5S for fiscal year ended September 30, 1984).

             *iii   Secretary's  Certificate  dated  January  4,  1918  (Exhibit
                    (5)iii, Form U5S for fiscal year ended September 30, 1984).

              *iv Articles of Amendment, dated March 30, 1955 (Exhibit (5)iv, Form U5S for fiscal year ended September 30, 1984).

               *v Certificate of Amendment changing name of the Mars Company to Seneca Resources Corporation, January 29, 1976 (Exhibit
                    (5)v, Form U5S for fiscal year ended September 30, 1984).

              *vi Certificate of Merger and Plan of Merger of Seneca Resources Corporation and Empire Exploration, Inc. dated April 29, 1994 (Exhibit (5)vi, designated as Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                    1994).

              vii Articles of Merger and Plan of Merger of HarCor Energy, Inc. with and into Seneca Resources Corporation, filed August 31, 1999. Designated as Exhibit EX-99-3 for EDGAR purposes.


* Incorporated herein by reference as indicated.

             viii Certificate of Ownership and Merger merging HarCor Energy, Inc. into Seneca Resources Corporation filed August 31, 1999. Designated as Exhibit EX-99-4 for EDGAR purposes.

         *(6) Limited Partnership Agreement dated November 28, 1983, between Empire Exploration, Inc. (now Seneca Resources Corporation) as general partner and Herman P. Loonsk as limited partner (Exhibit
               (8), Form U5S for fiscal year ended September 30, 1984).

         *(7) Empire 1983 Drilling Program, Limited Partnership Agreement, dated November 28, 1983, between Empire Exploration, Inc., (now Seneca Resources Corporation) as general partner and those parties collectively called limited partners (Exhibit (9), Form U5S for fiscal year ended September 30, 1984).

         *(8) Empire 1983 Joint Venture Agreement dated December 6, 1983 between Empire Exploration, Inc. (now Seneca Resources Corporation) and Empire 1983 Drilling Program (Exhibit (10), Form U5S for fiscal year ended September 30, 1984).

          (9)  Highland Land & Minerals, Inc.

               *i   Certificate of Incorporation, dated August 19, 1982 (Exhibit
                    (11)i, Form U5S for fiscal year ended September 30, 1985).

              *ii By-Laws (Exhibit (11) ii, Form U5S for fiscal year ended September 30, 1987).

              iii Articles of Merger and Plan of Merger of Utility Constructors, Inc. into Highland Land & Minerals, Inc. filed October 1, 1999. Designated as Exhibit EX-99-5 for EDGAR purposes.

          (10) Utility Constructors, Inc.

               *i Articles of Incorporation, dated December 23, 1986, and certificate of amendment dated December 31, 1986 (Exhibit
                    (12)i, Form U5S for fiscal year ended September 30, 1987).

* Incorporated herein by reference as indicated.

              *ii By-Laws (Exhibit (12)ii, Form U5S for fiscal year ended September 30, 1987).

             Note: Merged into Highland Land & Minerals, Inc. See 9(iii) above.

          (11) Data-Track Account Services, Inc.

               *i Restated Articles of Incorporation, dated March 2, 1984 (Exhibit A-1, File No. 70-7512).

              *ii   By-Laws (Exhibit A-2, File No. 70-7512).

          (12) National Fuel Resources, Inc.

               *i   Articles of  Incorporation,  dated  January 9, 1991 (Exhibit
                    (14)i, designated as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1992).

              *ii By-Laws (Exhibit (14)ii, designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30,
                    1992).

          (13) NFR Power, Inc.

                i Certificate of Incorporation, dated December 13, 1995. Designated as Exhibit EX-3-1 for EDGAR purposes.

               ii   By-Laws. Designated as Exhibit EX-3-2 for EDGAR purposes.

          (14) Horizon Energy Development, Inc.

               *i Certificate of Incorporation (Exhibit (13)i, designated as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995).

              *ii By-Laws (Exhibit (13)ii, designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30,
                    1995).


   *  Incorporated herein by reference as indicated

          (15) Horizon Energy Holdings, Inc.

               *i   Certificate of Incorporation  dated April 1, 1998.  (Exhibit
                    (14)i designated as Exhibit EX99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

              *ii By-Laws.(Exhibit (14)ii, designated as Exhibit EX99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                    1998).

          (16) Horizon       Energy       Development       B.V.       (formerly
               Beheeren-Beleggingmaatschappij Bruwabel B.V.

               *i Articles of Incorporation (Exhibit (14), designated as exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996).

          (17) Horizon Energy Development, s.r.o. (formerly Power International, s.r.o.)

               *i Founding Notarial Deed, dated May 8, 1991 (Exhibit (15)i, designated as Exhibit EX-99-9 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

              *ii Notarial Deed, dated December 2, 1993 (Exhibit (15)ii, designated as Exhibit EX-99-10 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

             *iii   Notarial  Deed,  dated  June  28,  1996  (Exhibit   (15)iii,
                    designated as Exhibit EX-99-11 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

              *iv Notarial Deed, dated November 27, 1996 (Exhibit (15)iv, designated as Exhibit EX-99-12 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).





   *  Incorporated herein by reference as indicated

          (18) Power Development, s.r.o.

               *i Founding Notarial Deed, dated May 4, 1994 (Exhibit (16)i, designated as Exhibit EX-99-13 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

              *ii   Notarial  Deed,   dated  June  28,  1996  (Exhibit   (16)ii,
                    designated as Exhibit EX-99-14 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

             *iii Notarial Deed, dated November 27, 1996 (Exhibit (16)iii, designated as Exhibit EX-99-15 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

          (19) Teplarna Kromeriz a.s.

               *i Statutes, dated June 1996 (Exhibit (17), designated as Exhibit EX-99-16 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

          (20) Severoceske Teplarny, a.s.

               *i   Articles  of  Association,  dated  April 24,  1997  (Exhibit
                    (20)i, designated as Exhibit EX99-11 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

          (21) Teplarna Liberec, a.s.

               *i Founding Contract, dated November 11, 1994 (Exhibit (21)i, designated as Exhibit EX99-12 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

              *ii Notarial Record, dated November 11, 1994 (Exhibit (21)ii, designated as Exhibit EX99-13 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).



   *  Incorporated herein by reference as indicated

             *iii   Articles of the  Association,  dated June 12, 1997  (Exhibit
                    (21)iii, designated as Exhibit EX99-14 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

          (22) Energoservis Liberec, s.r.o.

               *i Articles of Incorporation of Limited Liability Company Foundation, dated August 14, 1995 (Exhibit (22)i, designated as Exhibit EX99-15 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

              *ii Notarial Record, dated January 22, 1996 (Exhibit (22)ii, designated as Exhibit EX99-16 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

             Note:  Energoservis   Liberec,   s.r.o.  was  sold  by  Severoceske
                    Teplarny, a.s. during the fiscal year ended September 30, 1999.

          (23) Zateca teplarenska, a.s.

               *i Foundation Charter, dated December 4, 1995 (Exhibit (23)i, designated as Exhibit EX99-17 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

              *ii   Articles of  Association,  dated  December 4, 1995  (Exhibit
                    (23)ii, designated as Exhibit EX99-18 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

          (24) SCT Softmaker, s.r.o.

               *i Notarial Record, dated September 24, 1996 (Exhibit (24)i, designated as Exhibit EX99-19 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).





   *  Incorporated herein by reference as indicated

          (25) Zkusebna mericu tepla a vodomeru Litomerice, s.r.o.

               *i Founders Deed, dated January 22, 1996 (Exhibit (25)i, designated as Exhibit EX99-20 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1997).

             Note: Zkusebna mericu tepla a vodomeru Litomerice, s.r.o. was sold by Severoceske Teplarny, a.s. during the fiscal year ended September 30, 1999.

          (26) AMES MOST, s.r.o.

               *i Founders Deed, dated October 10, 1997. (Exhibit (27)i, designated as Exhibit 99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

             Note: AMES MOST, s.r.o. was sold by Severoceske Teplarny, a.s. during the fiscal year ended September 30, 1999.

          (27) Teplo Branany, s.r.o.

               *i   Partnership  Agreement,  dated  November 18, 1997.  (Exhibit
                    (28)i, designated as Exhibit 99-4 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

          (28) Jablonecka teplarenska a realitni, a.s.

               *i Articles of Association. (Exhibit (29)i, designated as Exhibit EX99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

          (29) Lounske tepelne hospodarstvi, s.r.o.

                i Notarial Records, dated November 12, 1998, January 6, 1999 and December 2, 1999. Designated as Exhibit EX-99-6 for EDGAR purposes.



   *  Incorporated herein by reference as indicated

EXHIBITS (Continued)


          (30) Prvni severozapadni teplarenska, a.s.

               *i Notarial Record, dated April 28, 1992. (Exhibit (30)i, designated as Exhibit EX99-6 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

              *ii   Articles  of  Association,  dated April 28,  1992.  (Exhibit
                    (30)ii, designated as Exhibit EX99-7 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

          (31) ENOP, s.r.o.

               *i Founders Deed, dated December 19, 1995. (Exhibit (31)i, designated as Exhibit EX99-8 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

          (32) Upstate  Energy Inc.  (formerly  known as Niagara  Energy Trading
               Inc.)

               *i Restated Certificate of Incorporation of Niagara Energy Trading Inc., dated May 19, 1998. (Exhibit (32)i, designated as Exhibit EX99-9 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

               ii By-Laws as amended August 24, 1999. Designated as Exhibit EX-99-7 for EDGAR purposes.

          (33) Roystone Gas Processing Plant Partnership

                i Facility Construction, Ownership and Operating Agreement, dated November 1, 1994. Designated as Exhibit EX-99-8 for EDGAR purposes.

               ii Ratification and Joinder of Roystone Gas Processing Plant Facility Construction, Ownership and Operating Agreement and Related Agreements, dated September 30, 1999. Designated as Exhibit EX-99-9 for EDGAR purposes.


* Incorporated herein by reference as indicated.

          (34) Niagara Independence Marketing Company

               *i Certificate of Incorporation dated September 17, 1997 (Exhibit (27)i, designated as exhibit EX99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                    1997).

              *ii By-Laws amended March 11, 1998. (Exhibit (33)ii, designated at Exhibit EX99-11 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

             *iii Marketing Partnership Agreement among Coastal Gas Marketing DirectLink Corp., MGS Marketing Corp., Niagara Independence Marketing Company and Williams Independence Marketing Company (Exhibit (27)iii, designated as Exhibit EX-99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                    1997).

          (35) Seneca Independence Pipeline Company

               *i Certificate of Incorporation of Empire Oklahoma, Inc. dated April 16, 1996 (Exhibit (28)i, designated as Exhibit EX-99-6 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997).

              *ii Certificate of Amendment of Certificate of Incorporation of Empire Oklahoma, Inc. dated July 24, 1997 (Exhibit (28)ii, designated as exhibit EX-99-7 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997).

              iii By-Laws amended September 20, 1999. Designated as Exhibit EX-99-10 for EDGAR purposes.

         (36) HarCor Energy, Inc.

               *i Amended and Restated Certificate of Incorporation, dated September 1, 1998. (Exhibit (35)i, designated as Exhibit EX99-13 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).


   *  Incorporated herein by reference as indicated

              *ii By-Laws,as amended. (Exhibit (35)ii, designated as Exhibit EX99-14 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

             Note: Merged into Seneca Resources Corporation. See 5(vii) and 5(viii) above.

   C.    Indentures

         * Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 2(b) in File No. 2-51796).

         * Third Supplemental Indenture dated as of December 1, 1982, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(4) in File No. 33-49401).

         * Tenth Supplemental Indenture dated as of February 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a), Form 8-K dated February 14, 1992 in File No. 1-3880).

         * Eleventh Supplemental Indenture dated as of May 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(b), Form 8-K dated February 14, 1992 in File No. 1-3880).

         * Twelfth Supplemental Indenture dated as of June 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(c), Form 8-K dated June 18, 1992 in File No. 1-3880).

         * Thirteenth Supplemental Indenture dated as of March 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(14) in File No. 33-49401).





   *  Incorporated herein by reference as indicated

         * Fourteenth Supplemental Indenture dated as of July 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1993 in File No. 1-3880).

         * Fifteenth Supplemental Indenture dated as of September 1, 1996 to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880).

         * Indenture dated as of October 1, 1999 between the Company and the Bank of New York (Exhibit 4.1, Form 10-K for the fiscal year ended September 30, 1999 in File No. 1-3880).

         * Officers certificate establishing Medium-Term Notes dated October 14, 1999 (Exhibit 4.2, Form 10-K for the fiscal year ended September 30, 1999 in File No. 1-3880).

         * Amended and Restated Rights Agreement dated as of April 30, 1999 between National Fuel Gas Company and HSBC Bank USA (Exhibit 10.2, Form 10-Q for the quarterly period ended March 31, 1999 in File No. 1-3880).

   D. Tax Allocation Agreement pursuant to Rule 45(c). Designated as Exhibit EX-99-11 for EDGAR purposes.

   E.   *(1)      Employee  Relocation  Manual filed pursuant to Rule 48(b)
                  (Exhibit  E(1),   designated  as  Exhibit  EX-99-9  for  EDGAR
                  purposes, Form U5S for fiscal year ended September 30, 1997).

        *(2) National Fuel Employee Computer Purchase Program filed pursuant to Rule 48(b). (Exhibit E(2), designated as Exhibit EX99-15 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

         (3) Independence Pipeline Company Unaudited Financial Statements for the quarter and year-to-date period ended December 31, 1998 and the quarter and year-to-date period ended September 30, 1999 filed pursuant to Rule 16. This document is subject to a request for confidential treatment under Rule 104(b) of the Public Utility Holding Company Act of 1935.

   *  Incorporated herein by reference as indicated

   F.     Schedules of Supporting Items of this Report - None.

   G. Financial Data Schedules. (Designated as Exhibit EX-27 for EDGAR purposes.)

   H.    *(1)    Organization  chart  showing   relationship  to  Teplarna
                 Kromeriz, a.s., a foreign utility company (Exhibit H(1), designated as Exhibit EX99-16 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

          (2) Organization chart showing relationship to Severoceske teplarny, a.s. and Teplarna Liberec, a.s., both of which are foreign utility companies. Designated as Exhibit EX-99-12 for EDGAR purposes.

         *(3) Organization chart showing relationship to Prvni severozapadni teplarenska, a.s., a foreign utility company (Exhibit H(3), designated as Exhibit EX99-18 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

          (4) Organization chart showing relationship to NFR Power, Inc., an exempt wholesale generator. Designated as Exhibit EX-99-13 for EDGAR purposes.

   I.     (1)    SCT Audited  Financial  Statements  for the  Calendar  Year
                 Ended  December 31, 1998.  Designated  as Exhibit  EX-99-14 for
                 EDGAR purposes.

         (2) TL Audited Financial Statements for the Calendar Year Ended December 31, 1998. Designated as Exhibit EX-99-15 for EDGAR purposes.

         (3) PSZT Audited Financial Statements for the Calendar Year Ended December 31, 1998. Designated as Exhibit EX-99-16 for EDGAR purposes.

         (4) Kromeriz Audited Financial Statements for the Calendar Year Ended December 31, 1998. Designated as Exhibit EX-99-17 for EDGAR purposes.

         (5) NFR Power, Inc. Audited Financial Statements for the Fiscal Year Ended September 30, 1999. Designated as Exhibit EX-99-18 for EDGAR purposes.

* Incorporated herein by reference as indicated.

                                S I G N A T U R E


         The undersigned System company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.




                              NATIONAL FUEL GAS COMPANY





                              By: /s/ Joseph P. Pawlowski
                                 -------------------------------------------
                                 Joseph P. Pawlowski, Treasurer
                                 and Principal Accounting Officer

Date:  November 29, 2000

                                  EXHIBIT INDEX



   EX99-18 NFR Power, Inc. Financial Statements for the Year Ended September 30, 1999.